Exhibit 16.1

Office of the Chief Accountant

Securities and Exchange Commission

100F Street, NE

Washington, D.C. 20549

Dear sir(s),

We have read the statements made by TrueNorth Quantum, Inc., a Nevada corporation formerly known as United Royale Holdings Corp. (the “Company”), which were provided to us and which we understand will be filed with the Commission pursuant to Item 4.01 of its Form 8-K, regarding our resignation as their certifying accountant. We agree with the statements concerning our firm in such Current Report on Form 8-K. We agree with the statement that the financial statements contained in the Company’s quarterly report on Form 10-Q for the period ending June 30, 2021, filed with the SEC on September 8, 2021 (the “10-Q”) were not reviewed by us. And as of the date of filing of such 10-Q Report, the Company had not reported publicly any change in auditor.

Further, we have no basis to agree or disagree with other statements made under Item 4.01.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K. Very truly yours,

/s/ Zia Masood Kiani & Co.

Zia Masood Kiani & Co.

(Chartered Accountants)

Islamabad, Pakistan

Date: November 09, 2021